Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Estée Lauder Companies Inc.:

We consent to the use of our reports dated August 20, 2015, with respect to the consolidated balance sheets of The Estée Lauder Companies Inc. and subsidiaries as of June 30, 2015 and 2014, and the related consolidated statements of earnings, comprehensive income (loss), equity and cash flows for each of the years in the three-year period ended June 30, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of June 30, 2015, incorporated by reference herein.

/s/ KPMG LLP

New York, New York
November 20, 2015